UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ADDITIONAL INFORMATION RELATING TO

ELECTION OF DIRECTORS AT 2013 ANNUAL MEETING OF SHAREHOLDERS

Explanatory Note

This communication should be read in conjunction with the definitive proxy statement of Parker-Hannifin Corporation (“we” and “our”) for its 2013 Annual Meeting of Shareholders, because the proxy statement contains important information related to Director elections. Shareholders may obtain our definitive proxy statement for the 2013 Annual Meeting of Shareholders for free at http://www.phstock.com. This communication may be deemed “soliciting material” within the meaning of the rules and regulations of the Securities and Exchange Commission.

Re-election of Klaus-Peter Müller

In our definitive proxy statement for the 2013 Annual Meeting of Shareholders, we disclosed that Klaus-Peter Müller, one of our Directors, attended less than 75% of the meetings of the Board of Directors and committees on which he served. We would like to inform our shareholders of certain extenuating circumstances surrounding each of Mr. Müller’s absences and emphasize our confidence that Mr. Müller is and will continue to be an effective Director who brings tremendous value, knowledge and experience to our Board. For these reasons, we believe that our shareholders should vote “FOR” Mr. Müller’s re-election as a Director at the 2013 Annual Meeting of Shareholders.

Mr. Müller missed a total of three meetings during our Fiscal Year 2013. His first absence was a telephonic Board of Directors meeting held on July 26, 2012. This meeting started as a regular meeting of our Audit Committee and not our full Board of Directors. In April 2012, Mr. Müller and the other non-Audit Committee members of our Board were invited, but not required, to join the later part of the meeting to hear management’s initial review of our Fiscal Year 2013 operating plan. Mr. Müller is not a member of the Audit Committee and was unable to phone into the meeting due to an already scheduled personal commitment. During this Audit Committee teleconference, however, the Directors in attendance decided to call an impromptu meeting of the full Board of Directors to formally approve the draft operating plan reviewed by management. If this impromptu meeting had not been called, Mr. Müller would have attended at least 75% of the required meetings.

The other two meetings were our April 17, 2013 Corporate Governance and Nominating Committee meeting and April 18, 2013 Board of Directors meeting. These two meetings conflicted with the Annual General Shareholders’ Meeting of Commerzbank AG (“Commerzbank”) in Germany, which Mr. Müller was obliged to attend as Commerzbank’s Chairman of the Supervisory Board.

These absences are not a pattern or a trend for Mr. Müller. We are convinced that this is an isolated circumstance and are not concerned about his future attendance. Mr. Müller has been a valuable member of our Board of Directors for 15 years and has consistently attended and participated in our Board meetings and Committee meetings.

Mr. Müller brings tremendous experience with him, a strong finance background and, in particular, extensive knowledge of European businesses and related issues and trends. Mr. Müller has long served in senior leadership positions with Commerzbank, a significant financial institution in Europe based in Frankfurt, Germany. Since 2008, he has served as Chairman of the Supervisory Board of Commerzbank. His leadership service with Commerzbank extends back to 1990—first as a member of the Board of Managing Directors of Commerzbank and then, beginning in 2001, as Chairman of the Board of Managing Directors of Commerzbank.

Based on the totality of the circumstances described above, our Board of Directors again unanimously recommends a vote “FOR” Mr. Müller’s re-election to our Board of Directors at the 2013 Annual Meeting of Shareholders.

*    *    *    *    *